Exhibit 24
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned directors of Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), hereby severally constitute and appoint each of Kevin D. Mowbray and Timothy R. Millage, and each of them, to be our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of them and in their name, place and stead, in any and all capacities, to sign the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2024 (and any amendments thereto); granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or each of their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof.

Dated: December 13, 2024

/s/ Kevin D. Mowbray	/s/ Timothy R. Millage
Kevin D. Mowbray, President and Chief	Timothy R. Millage, Vice President, Chief Executive Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)
Director

/s/ Steven C. Fletcher	/s/ Mary E. Junck
Steven C. Fletcher	Mary E. Junck
Director	Director

/s/ Margaret R. Liberman	/s/ Brent M. Magid
Margaret R. Liberman	Brent M. Magid
Director	Director

/s/ Shaun E. McAlmont	/s/ Herbert W. Moloney lll
Shaun E. McAlmont	Herbert W. Moloney III
Director	Director

/s/ Madeline McIntosh	/s/ Jonathan Miller
Madeline McIntosh	Jonathan Miller
Director	Director